EXHIBIT 16

                     [LETTERHEAD OF BAIRD, KURTZ & DOBSON]

Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

We were previously principal accountants for Professional Benefits Insurance Company and on March 8, 1996, we reported on the financial statements of Professional Benefits Insurance Company (PBIC) as of and for the years ended December 31, 1995 and 1994. On February 14, 1997, we were dismissed as principal accountants of PBIC. We have read PBIC's statements included under Item 4 of its Form 8-K for February 14, 1997, and we agree with such statements.

                                              /s/ BAIRD KURTZ & DOBSON

Tulsa, Oklahoma
February 19, 1997